EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-50912, 333-88313, and 333-106325 on Forms S-8 of our report dated March 20, 2006, relating to the financial statements of Edgewater Technology, Inc. appearing in the Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 20, 2006